Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199966

Dated August 4, 2015

50

J.P. Morgan Balanced Capital Strength Index 8.5%

OVERVIEW

The J.P. Morgan Balanced Capital Strength Index 8.5% (the "Index") is a
rules-based index designed to track the performance of a hypothetical investment in a notional dynamic portfolio that consists of the Capital
Strength Total Return Index, the PIMCO Total Return Exchange Traded Fund and a
Cash Constituent while seeking to maintain a Target Volatility of 8.5% .  The
Index is subject to a daily deduction of 0.50% per annum index fee and a daily deduction of a synthetic borrowing cost calculated based on a composite LIBOR rate.

Index Features

[]    The Index has three constituents:

1.    The Capital Strength Total Return Index (the "Equity Constituent").

2.    The PIMCO Total Return Exchange Traded Fund (the "Bond Constituent").

3.    The  Cash  Constituent bearing interest at a blended rate determined based on the 3-month and 2-month LIBOR rates.

[GRAPHIC OMITTED]

Hypothetical historical performance comparison: February 20, 2007 through July
31, 2015

[GRAPHIC OMITTED]

     2010       Jan    Feb   Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec   Full Year
JPUSBLCS Index -1.61% 1.39% 3.35%  0.62%  -3.93% -0.57% 3.11%  -1.19% 5.15%  3.07%  -1.43% 2.72%  10.80%
-------------- ------ ----- ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ---------
     2011       Jan    Feb   Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec   Full Year
JPUSBLCS Index 0.93%  4.19% 0.34%  3.62%  0.57%  -0.99% -1.96% -3.58% -2.69% 3.39%  -0.27% 1.97%   5.30%
-------------- ------ ----- ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ---------
     2012       Jan    Feb   Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec   Full Year
JPUSBLCS Index 3.27%  1.77% 3.60%  0.17%  -2.87% 2.13%  1.56%  0.89%  1.50%  -2.96% 1.04%  0.09%  10.40%
-------------- ------ ----- ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ---------
     2013       Jan    Feb   Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec   Full Year
JPUSBLCS Index 3.82%  2.82% 3.61%  2.06%  0.97%  -1.54% 2.55%  -2.76% 3.14%  4.06%  2.87%  1.04%  24.85%
-------------- ------ ----- ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ---------
     2014       Jan    Feb   Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec   Full Year
JPUSBLCS Index -3.02% 2.62% 0.92%  0.15%  1.89%  0.37%  -0.53% 3.73%  -1.02% 1.63%  3.39%  -0.68%  9.65%
-------------- ------ ----- ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ---------
     2015       Jan    Feb   Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec    YTD
JPUSBLCS Index -0.57% 2.99% -0.65% -1.43% 1.31%  -2.05% 2.44%                                      1.92%

Notes: Source: J.P. Morgan and Bloomberg. As of 07/31/2015.  The Index is
launched as of April 30, 2014.  Therefore, the performance depicted is hypothetical performance based on back-tested data. PAST PERFORMANCE AND
BACK-TESTED PERFOMANCE ARE NOT INDICATIVE OF FUTURE RESULTS. No guarantee can be given that the Index will outperform the SandP 500([R]) Total Return Index or the Barclays US Aggregate Bond Index in the future.  The "SandP500 Index
(Excess Return)" and "Barclays US Aggregate Bond Index (Excess Return)"
represent hypothetical indices constructed from the total returns of the SandP
500 Index and Barclays US Aggregate Bond Index, respectively, with the returns of the Cash Constituent deducted.

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com August 3, 2015

The Capital Strength TR Index

[]    The Capital Strength TR Index aims to provide exposure to well capitalized companies with strong market positions.

[]    The  Capital  Strength  TR  Index is an equal-dollar weighted index and is composed of 50 U.S. securities selected objectively based on cash on hand, debt ratios and volatility that meet the following criteria:

[]    be a member of NASDAQ US Benchmark Index (NQUSB);

[]    have  a  minimum  three-month  average  daily  dollar trading volume of $5 million;

[]    must  be in the top 500 securities by float adjusted market capitalization after meeting the above criteria;

[]    have at least $1 billion in cash or short term investments;

[]    have  a  long-term  debt  to market capitalization ratio that is less than
      30%;

[]    have a return on equity that is greater than 15%;

[]    may not be issued by an issuer currently in bankruptcy proceedings; and

[]    may  not  have  entered  into  a definitive agreement or other arrangement which  would  likely  result  in the security no longer being eligible for inclusion in the Capital Strength TR Index.

The PIMCO Total Return Exchange Traded Fund

[]    An actively managed fund that does not seek to track the performance of an index

[]    Invests primarily in investment-grade debt securities

Selected Risks

[]    JPMS,  the  index  calculation  agent,  may adjust the Index in a way that affects its level, and JPMS has no obligation to consider your interests.

[]    The  Index may not be successful, outperform any alternative strategy that might  be  employed  in  respect of the Target Constituents or achieve its target volatility.

[]    The level of the Index will include the deduction of a fee and a borrowing cost.

[]    The  daily  adjustment  of  the  exposures  of  the  Index  to  its Target
      Constituents  will  vary,  and  may  be partially uninvested in its Target
      Constituents

[]    By  reducing  its  exposure  to  its  Equity  Constituent,  the  Index may significantly underperform its Equity Constituent.

[]    The  exposure of the Index to its Bond Constituent may be greater, perhaps significantly greater, than its exposure to its Equity Constituent. [] The
      Index may have significant exposure to its Cash Constituent.

[]    The returns of the Target Constituents may offset each other or may become correlated in decline.

[]    The  Index  is  subject  to significant risks associated with fixed-income securities, including interest rate-related risks and credit risk.

[]    The Index is subject to the negative impact of an interest deduction.

[]    The Index comprises notional assets and liabilities.

[]    The  Index  and  its  Target  Constituents  each  have a limited operating history and may perform in unanticipated ways.

[]    The Index is subject to market risks.

[]    The  investment  strategy  used  to  construct  the  Index  involves daily adjustments  to  its synthetic exposure to its Target Constituents. [] The
      Capital Strength TR Index is subject to the risk relating to its selection methodology.

[]    The  PIMCO  Total  Return Exchange Traded Fund is an actively managed fund and is subject to different risks than passively managed funds.

Disclaimer

This material has been prepared solely for informational purposes. Nothing in this material or any other communications related thereto should be deemed to or be construed as creating a "fiduciary relationship".  During the course of normal business, JPMorgan Chase and Co. and its affiliates ("J.P. Morgan") may enter into or promote, offer or sell transactions or investments linked to the
Index, or any of the fixed income securities referenced in the Index. J.P.
Morgan will not have any duty to consider the circumstances of any person when participating in such transactions or to conduct themselves in a manner that is favorable to anyone with exposure to the Index. Persons interested in the Index should refer to the official Index Rules, when available, for a complete description of the rules and methodology for the Index. Opinions expressed herein may differ from the opinions expressed by other areas of J.P. Morgan, including research. The simulated data presented herein was constructed using certain procedures that may be different from the procedures used to calculate the closing levels of the Index, and on the basis of certain assumptions that may not hold in future periods. The differences in procedures used in producing simulated data from those used to calculate the closing levels of the Index could produce differences in returns in terms of both direction and amount.
Hypothetical and historical performance results are neither indicative nor a guarantee of future returns.  Actual results will vary, potentially materially, from the hypothetical and historical performance described herein. There is no guarantee that the Index will outperform any alternative investment strategy, including the SandP 500([R]) Index or the Barclays US Aggregate Bond Index.
Past performance is not indicative of future results. No one may reproduce or disseminate the information contained in this document without the prior written consent of J.P. Morgan. Additional information is available upon request. Clients should contact their J.P. Morgan representative in, and execute transactions through, their home jurisdiction unless governing law permits otherwise.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement
(including a prospectus) with the SEC for any offering to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan
Chase and Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan
Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and the prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free
1-866-535-9248.

Past performance, and especially hypothetical back-tested performance, is not indicative of future results. Actual performance may vary significantly from past performance or any hypothetical back-tested performance.  This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information.

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cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

 Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors.  The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of JPMorgan Research Departments.  Structured
Investments may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding
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Morgan Securities LLC is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a JPMorgan entity qualified in their home jurisdiction unless governing law permits otherwise.

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com August 3, 2015